Exhibit 10.1
CHANGE IN CONTROL AGREEMENT
Rajaey Kased

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made by and between Stoneridge, Inc., an Ohio corporation (the “Company”), and Rajaey Kased (“Executive”), this 12th day of August 2025. This Agreement amends and restates the Change in Control Agreement between the Company and Executive, dated as of February 1, 2023 (the “Prior CIC Agreement”).
RECITALS
A.    Executive is presently employed by the Company as its President of Control Devices.
B.    The Company wishes to induce Executive to continue as its President of Control Devices and, accordingly, to provide certain employment security to Executive in the event of a “Change in Control” of the Company (as hereinafter defined);
C.    The Company believes that it is in the best interest of its shareholders for Executive to continue in Executive’s position on an objective and impartial basis and without distraction, whether based upon individual financial uncertainties or otherwise, or conflict of interest as a result of a possible or actual Change in Control; and
D.    In consideration of this Agreement, Executive is willing to continue as the Company’s President of Control Devices;
NOW THEREFORE, in consideration of Executive continuing as the Company’s President of Control Devices and of the mutual promises herein contained, Executive and the Company, intending to be legally bound, hereby agree as follows:
SECTION 1
DEFINITIONS
1.    A “Change in Control” for the purpose of this Agreement shall mean the first of the following to occur during Executive’s employment with the Company:
(a)    the board of directors of the Company (the “Board of Directors”) or shareholders of the Company approve a consolidation or merger that results in the shareholders of the Company, immediately prior to the transaction giving rise to the consolidation or merger, owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;
(b)    the Board of Directors or shareholders of the Company approve the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company;

(c)    any person or other entity (other than the Company or a subsidiary of the Company or any employee benefit plan of the Company (including any trustee of any such plan acting in its capacity as trustee)) purchases any common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors or becomes the beneficial owner of securities of the Company representing 35% or more of the voting power of the Company’s outstanding securities;
(d)    during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by the Nominating and Corporate Governance Committee (if comprised entirely of directors who were in office at the beginning of that period) or at least two-thirds of the directors then still in office who were directors at the beginning of that period; or
(e)    the consummation of a sale to a third party of all or substantially all of stock and/or assets representing the Company’s Control Devices business unit (“Control Devices”), provided that the Board of Directors has approved the definitive agreement for such sale prior to December 31, 2025 (a “Control Devices CIC”).
2.    A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if within two years after the date on which the Change in Control occurred:
(a)    Employer (as defined below) separates Executive from service with the Company other than in the case of a Termination for Cause (as defined below); or
(b)    Executive separates from service with the Company for Good Reason (as defined below).
    For purposes of this Agreement, the term “Employer” means (i) in the case of a Control Devices CIC, the acquiring or successor entity of Control Devices (or an Affiliate thereof) that assumes this Agreement under Section 5 of this Agreement and that employs Executive following the Control Devices CIC, and (ii) in the case of a Change in Control other than a Control Devices CIC, the Company or any Affiliate of the Company that employs Executive. For purposes of this Agreement, the term “separates from service with Employer” shall mean Executive’s Separation from Service, as determined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; provided, however, that such Separation from Service with Employer is not as a result of Executive’s death or disability (as defined in Code Section 409A). If, however, Executive separates from service with Employer as a result of death or disability (as defined in Code Section 409A) after Employer has provided written notice to Executive of Employer’s intent to separate Executive from service with Employer at a future date, but in no event later than two years after the date on which the Change in Control occurred, then notwithstanding the prior sentence, Executive or his estate, as applicable, will be entitled the benefits provided herein.
3.    Executive will be deemed to have separated from service with Employer for “Good Reason” for the purpose of this Agreement if:

(a)    Employer materially reduces Executive’s title, responsibilities, power or authority in comparison with his title, responsibilities, power or authority at the time of the Change in Control;
(b)    Employer assigns Executive duties that are materially inconsistent with the duties assigned to Executive on the date on which the Change in Control occurred, and which duties Employer persists in assigning to Executive despite the prior written objection of Executive;
(c)    Employer materially reduces Executive’s base compensation, or materially reduces Executive’s group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), Executive’s pension, retirement or profit-sharing benefits or any benefits provided by Employer’s Annual Incentive or Long-Term Incentive Plans or any substitute therefor, or excludes Executive from any plan, program or arrangement, including but not limited to any bonus or incentive plans in which Employer’s other executive officers are included; or
(d)    In connection with a Control Devices CIC, (i) Executive is not offered a position with Employer comparable to that of President of Control Devices, or (ii) this Agreement is not expressly assumed as contemplated by Section 5.
4.    A “Termination for Cause” for the purposes of this Agreement will be deemed to have occurred if, and only if, the Board of Directors of Employer, or its designee, in good faith determines that Executive’s termination is because of any one or more of the following:
(a)    misappropriation of funds from Employer;
(b)    conviction of a felony;
(c)    commission of a crime or act or series of acts involving moral turpitude;
(d)    commission of an act or series of acts of dishonesty that are inimical to the best interests of Employer or Employer’s shareholders;
(e)    willful and repeated failure to perform the duties associated with Executive’s position, which failure has not been cured within thirty (30) days after Employer gives notice thereof to Executive; or
(f)    failure to cooperate with any Employer investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over Employer or Executive.
5.    “Executive’s Annual Bonus” means the greater of the target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination.

6.    “Executive’s Annual Salary” means the greater of Executive’s annual base salary at the time of a Triggering Event or at the time of the occurrence of a Change in Control.
7.    “Executive Pro Rata Annual Bonus” means an amount equal to the pro rata amount of incentive compensation Executive would have been entitled to at the time of a Triggering Event calculated based upon the personal and Employer targets or performance goals that were achieved in the year in which the Triggering Event occurred.
SECTION 2
TRIGGERING EVENT PAYMENTS
1.    After the occurrence of a Triggering Event, Employer shall commence payments to Executive of the benefits or amounts set forth hereunder, provided the release required and described in Section 9 has been executed and timely delivered by Executive to Employer and, as applicable, such release has not been revoked:
(a)    A lump sum payment, which will be in addition to any other compensation or remuneration to which Executive is, or becomes, entitled to receive from Employer. The lump sum cash payment shall be in an amount equal to the sum of (i) two times Executive’s Annual Salary, plus (ii) two times Executive’s Annual Bonus.
(b)    In addition to making the payment described above, Employer shall also pay Executive a lump sum cash payment equal to the Executive Pro Rata Annual Bonus. If such payment cannot be made at the same time as the payment for Section 2, paragraph 1(a), as set forth below, because the Pro Rata Annual Bonus cannot be determined as of that payment date then such payment shall be made as soon as practicable after the determination of the Pro Rata Annual Bonus.
(c)    In addition, Employer shall, at its expense, provide Executive, and Executive’s family with life and health insurance (“Health and Welfare Benefits”) in an amount not less than that provided on the date on which the Change in Control occurred for a period of twenty-four (24) months, at the time Employer commences payments described in Section 2, paragraph 1(a) above; provided, however, Employer shall not be obligated to pay for Health and Welfare Benefits after the date on which Executive shall be eligible to receive benefits from another employer which are substantially equivalent to or greater than the benefits Executive and his family received from Employer; provided, further, that if Executive’s continuation in some or all of Employer Health and Welfare Benefits is not available, then Employer shall make monthly payments to Executive commencing the first day of the month after Employer makes the payments described in Section 2, paragraph 1(a) above equal to the cost of the coverage for similarly situated employees of Employer, as determined solely by Employer, over a period of twenty-four (24) months with respect to those benefits among the Health and Welfare Benefits not available. The benefits shall run concurrent with the health insurance continuation coverage otherwise available under the COBRA rules.

The benefits under Section 2, paragraph 1(a) and, if applicable, Section 2, paragraph 1(b) shall be paid in one lump sum cash payment on the first regular payroll date following the sixty-first (61st) day after the Triggering Event, or as soon as is practicable. Provided, however, if Executive is a “specified employee” (within the meaning of Section 409A of the Code), all payments under Section 2 that are deferred compensation subject to Section 409A restrictions shall be made or commence, as applicable, on the date which is six (6) months after the date of Executive’s separation from service with Employer, or if Executive dies prior to such date, on the next payroll date that is administratively feasible following such death. In addition, all payments pursuant to this Agreement shall be made less standard required deductions and withholdings as required under the Code.
2.    Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by Employer or the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any grants under the Company’s or Employer’s long-term incentive plan, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (in the aggregate “Total Payments”), would be subject, but for the application of this Section 2, paragraph 2, to the excise tax imposed by Code Section 4999 (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of Employer and as being considered an “excess parachute payment,” both within the meaning of Code Section 280G (or any successor provision thereto), then Executive shall receive the greater of:
        (a)    The Safe Harbor Amount (as defined below); or
(b)    The aggregate Parachute Value (as defined below) of the Total Payments less the applicable Excise Tax.
    For purposes of this Agreement, the “Safe Harbor Amount” is the maximum aggregate Parachute Value of the Total Payments that may be paid or distributed to Executive or for the benefit of Executive without triggering the Excise Tax because such amount is less than three times Executive’s “base amount,” within the meaning of Code Section 280G. The “Parachute Value” of the Total Payments is the aggregate present value as of the date of the Change in Control of that portion of the Total Payments that constitutes “parachute payments,” within the meaning of Code Section 280G. The calculation of the Total Payments, the Safe Harbor Amount, and the Parachute Value, as well as the method in which the reduction in payments under Section 2, paragraph 2(a) will be applied, shall be conducted and determined by a national accounting firm selected by the Company and its determinations shall be binding on all parties; provided, however, that if the calculation of such national accounting firm will result in a reduction of any of the payments to be made to Executive under Section 2, paragraph 1, prior to issuance of the final and binding determination, Executive shall be given a reasonable opportunity to (i) review and comment upon all of the material, information and documentation provided to the national accounting firm by the Company, and (ii) offer such input as Executive may determine to be helpful to the national accounting firm’s preliminary determination.

3.    If in any future year a determination is made that the reduction described in Section 2, paragraph 2(a) was not required, then payment of such reduced amount shall be made as soon as administratively feasible.
SECTION 3
SETOFF
No amounts otherwise due or payable under this Agreement will be subject to setoff or counterclaim by either party hereto.
SECTION 4
ATTORNEY’S FEES/DISPUTE RESOLUTION/ARBITRATION AGREEMENT
All attorney’s reasonable fees and related expenses incurred in good faith by Executive in connection with or relating to the enforcement by Executive of his rights under this Agreement will be paid for by the Company. In addition, Executive and the Company agree that, subject to the express exceptions set forth in this Section 4, any dispute, claim or controversy that could be brought in court (collectively referred to herein as “Claim”) that Executive has against the Company or that the Company has against Executive relating to or arising out of the terms of this Agreement shall be resolved by final and binding arbitration as set forth in this Section 4.
Under this Section, the term Claim includes any allegations of unlawful discrimination, harassment, wrongful discharge, constructive discharge, and claims related to the payment of wages or benefits, under federal, state or local law and further includes, but is not limited to, contract, tort, common law, and statutory claims.  By agreeing to this Attorney’s Fees/Dispute Resolution/Arbitration Agreement Section, Executive and the Company expressly waive any right that they may have to resolve any covered Claim through any other means, including a jury or court trial.
    Executive and the Company agree that any covered Claim shall be resolved by exclusive, final and binding arbitration to be conducted in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures and held in the county in which Executive provides a majority of Executive’s services.  In any arbitration proceeding, the Arbitrator shall apply the terms of this Dispute Resolution/Arbitration Agreement, and applicable federal, Ohio state, and local law. In the event any portion of this Dispute Resolution/Arbitration Agreement Section is held inapplicable as in violation of applicable law, as determined by the arbitrator selected herein or a court of competent jurisdiction, the offending portion of this provision may be removed or modified and the remainder of this Dispute Resolution/Arbitration Agreement Section shall not be affected.  This Dispute Resolution/Arbitration Agreement Section shall be governed by the Federal Arbitration Act as will any actions to compel, enforce, vacate or confirm proceedings, awards, or orders of the arbitrator under this Dispute Resolution/Arbitration Agreement.

SECTION 5
SUCCESSORS AND PARTIES IN INTEREST
1.This Agreement will be binding upon and will inure to the benefit of the Company and its successors and assigns, including, without limitation, any corporation or other person which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of the Company. Without limitation of the foregoing, the Company will require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by the Company. This Agreement will be binding upon and will inure to the benefit of Executive, his heirs at law and his personal representatives.
2.Without limiting Paragraph 1 of Section 5, in the case of a Control Devices CIC, the Company, in its discretion, will assign this Agreement to an affiliated entity being acquired in the Control Devices CIC or use its commercially reasonable efforts to cause this Agreement to be assigned to or assumed by the acquiring or successor entity (or an Affiliate thereof) of Control Devices. In either case, such entity will be treated as “the Company” for all purposes under this Agreement and shall assume and honor all rights and obligations of Stoneridge, Inc. hereunder, and, upon such assumption, Stoneridge, Inc. shall waive all rights, and be released from all obligations, of the Company hereunder.
SECTION 6
ATTACHMENT
Neither this Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.
SECTION 7
NO EMPLOYMENT CONTRACT; TERMINATION
    This Agreement will not in any way constitute an employment agreement between the Company and Executive and it will not oblige Executive to continue in the employ of the Company, nor will it oblige the Company to continue to employ Executive, but it will merely require the Company to pay benefits hereunder to Executive under the agreed upon circumstances. In addition, provided a Change in Control has not occurred, this Agreement shall terminate and be of no further force or effect one year from the date Executive ceases to be an employee eligible for this Agreement (as determined by the Board of Directors of the Company in its sole discretion and reflected in the minutes of Board of Directors after notice to such Executive).
SECTION 8
RIGHTS UNDER OTHER PLANS AND AGREEMENTS

The Change in Control benefits herein provided will be in addition to, and are not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled by virtue of his termination of employment or otherwise.
SECTION 9
RELEASE
As a condition to the payment of the benefits by the Company to Executive pursuant to this Agreement, as described in Section 2, Executive shall deliver a signed release of claims against the Company. Such release shall be delivered to the Company no later than sixty (60) days following a Triggering Event, shall be in a form and substance as determined by the Company, and, as applicable, shall not be timely revoked by Executive, and will include among its terms operative language similar to the following:
In exchange for the payments set forth in the Change in Control Agreement by and between Stoneridge, Inc. (“the Company”) and Rajaey Kased (“Executive”)(the “CIC Agreement”), Executive for himself and for his heirs, personal representatives, successors and assigns, hereby forever releases, remises and discharges Stoneridge, Inc. (the Company) and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Stoneridge Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Executive now has, has had, or may hereafter have against any of the Stoneridge Released Parties from the beginning of Executive’s employment with Stoneridge to the date of this Release, arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (i) Executive’s employment by Stoneridge, (ii) Executive’s service as an officer, director or key employee, as the case may be, of Stoneridge, (iii) any transaction prior to the date of this Release and all effects, consequences, losses and damages relating thereto, (iv) the services provided by Executive to Stoneridge, or (v) Executive’s termination of employment with Stoneridge under the common law or any federal or state statute, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Title 4112 of the Ohio Revised Code, and all other foreign, federal, state or local laws governing employers and employees. With regard to the release of claims under the Age Discrimination in Employment Act, Executive understands that he has a period of at least 21 days in which to consider this release, although he may sign it sooner if he chooses. Executive also understands that he will have a period of 7 days following the signing of this Release to revoke it by notifying Stoneridge’s Chief

Human Resources Officer, in writing at 39675 MacKenzie Drive, Suite 400, Novi, MI 48377 prior to the expiration of the seven day period. The release of claims under the Age Discrimination in Employment Act shall not become effective and the payments to be made under the Change in Control Agreement will not be made until the 7 day revocation period has expired. Executive is advised that by signing this Release, he is waiving legal rights and he is hereby advised to consult with an attorney prior to signing. Notwithstanding Executive’s release of claims, Executive retains the right to file a charge of alleged employment discrimination with the federal Equal Employment Opportunity Commission (“EEOC”) or a state or local civil rights agency or to participate in the investigation of such charge filed by another person or to initiate or respond to communications with the EEOC or a state or local civil rights agency; however, Executive waives all rights to recover or share in any damages or monetary payment awarded under any EEOC charge or action or any state or local agency complaint or action.
If the release described in this Section has not been delivered by Executive to the Company thirty (30) days after a Triggering Event, the Company shall provide Executive or his estate, as applicable, written notice that the release must be timely delivered in order for Executive to receive the benefits hereunder, which notice, however, shall in no event modify any otherwise applicable time periods. Notwithstanding any other provision of this Agreement, if the release described in this Section 9 is not timely delivered by Executive to the Company or, as applicable, is timely revoked by Executive, then this Agreement shall terminate and be of no further force or effect.
SECTION 10
COVENANTS, NON-COMPETITION, AND CONFIDENTIAL INFORMATION
    For the first year following the occurrence of a Triggering Event and Executive’s separation from service with the Company, Executive shall not, directly or indirectly, do or suffer any of the following:
(a)    Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity (i) that has material operations which are engaged in any business activity competitive with the business of the Company or (ii) engaged in the business of designing and/or manufacturing of engineered electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;
(b)    Without the prior written consent of the Company, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who has been employed by the Company or its subsidiaries at any time during the six (6) months immediately preceding such date of hiring or solicitation; or

(c)    Use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any entity controlling, controlled by, or under common control with the Company (each an “Affiliate”) except when required to do so by a court of competent jurisdiction; provided, however, that the foregoing restrictions shall not apply to the extent that such information (i) is clearly obtainable in the public domain, (ii) becomes obtainable in the public domain, except by reason of the breach by Executive of the terms hereof, (iii) was not acquired by Executive in connection with his employment or affiliation with the Company, (iv) was not acquired by Executive from the Company or its representatives, or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments, marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company, or its Affiliates, as the case may be, to others not subject to confidentiality agreements. In the event Executive’s employment is terminated for any reason, Executive immediately shall return to the Company all Confidential Information in his possession.
    The covenants of this Section 10 are in addition to, and not in lieu of, any other similar covenants or obligations imposed on Executive by law, regulation, agreement or the Company policies.
SECTION 11
NOTICES
All notices and other communications required to be given hereunder shall be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to Executive, to the last address which Executive shall provide to the Company, in writing, for this purpose, but if Executive has not then provided such an address, then to the last address of Executive then on file with the Company; and if to the Company, then to the last address which the Company shall provide to Executive, in writing, for this purpose, but if the Company has not then provided Executive with such an address, then to:
Secretary
Stoneridge, Inc.
39675 MacKenzie Dr, Suite 400
Novi, Michigan 48377
With a copy to:
Robert M. Loesch
Tucker Ellis LLP
950 Main Avenue, Suite 1100
Cleveland, Ohio 44113

SECTION 12
GOVERNING LAW AND JURISDICTION
This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio. Subject to Section 4, if either party institutes a suit or other legal proceedings, whether in law or equity, Executive and the Company hereby irrevocably consent to the jurisdiction of the Circuit Court for Oakland County, Michigan or the United States District Court for the Eastern District of Michigan.
SECTION 13
ENTIRE AGREEMENT AND COMPLIANCE WITH LAW
    This Agreement constitutes the entire understanding between the Company and Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto, including the Prior CIC Agreement and any other prior Change in Control agreements or arrangements by and between the Company and Executive. Nothing in this Agreement is intended to affect Executive’s rights, including rights to indemnification, if applicable, under the Company’s Code of Regulations. No term or provision of this Agreement may be changed, waived, amended or terminated except by a written instrument signed by both parties. the Company reserves the right, in its sole discretion, to amend this Agreement to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without the consent of Executive). In particular, to the extent Executive becomes entitled to receive payments subject to Code Section 409A upon an event that does not constitute a permitted distribution event under Code Section 409A(a)(2), then notwithstanding anything to the contrary in this Agreement, the timing of payment to Executive will be adjusted accordingly. the Company shall not indemnify or otherwise assume responsibility to Executive for any taxes, interest or penalties that arise from any payment made in violation of Code Section 409A.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Agreement, the parties have hereunto set their hands as of the date and year first above written.

STONERIDGE, INC.
By: /s/ Susan Benedict
/s/ Rajaey Kased 8/13/2025
EXECUTIVE
Rajaey Kased